EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PLEASE CONTACT:

Chad L. Stephens

405.948.1560

Website: www.panhandleoilandgas.com

Dec. 12, 2019

PANHANDLE OIL AND GAS INC.

REPORTS FOURTH QUARTER AND FISCAL 2019 RESULTS

OKLAHOMA CITY – PANHANDLE OIL AND GAS INC., “Panhandle” or the “Company,” (NYSE: PHX), today reported financial and operating results for the fourth quarter and fiscal year ended Sept. 30, 2019.

Chad L. Stephens, Interim CEO, commented, “We are pleased to report the results reflected in our fourth quarter and full-year 2019 financials. Fiscal 2019 was, in many ways, a transitional year for Panhandle. We made significant progress in shifting our strategy to focus solely on minerals and royalties. Panhandle elected not to participate with a working interest in any wells proposed in fiscal 2019, and management made the strategic decision at the end of 2019 to cease participating with a working interest on any of our leasehold or mineral acreage going forward.

“Royalty volumes continue to increase, particularly oil volumes. Royalty volumes now represent the highest percentage of our total volumes in the last 15 years. Our diverse portfolio continues to generate significant operating cash flow and margins. Our adjusted EBITDA grew 45% year over year, and we reduced our outstanding debt by 31% from $51.0 million to $35.4 million (while increasing our cash position to almost $10.0 million as of Dec. 12, 2019). The non-cash impairment and temporary increase in DD&A was associated with the Company’s strategic decision to cease working interest participation in new well development on our mineral and leasehold acreage.

“Subsequent to Sept. 30, 2019, the Company closed on a sale of 530 net mineral acres for $3.4 million. Our first sizeable acquisition is scheduled to close in the first fiscal quarter of 2020 and we plan to fund that acquisition with cash on hand (from like-kind exchange sales) and an immaterial addition to our outstanding debt. We have begun to execute on and are pleased with the progress of the acquisition strategy we laid out when I was named Interim CEO. I am confident that Panhandle is well positioned to grow and generate incremental value for our shareholders as a participant in the consolidation of the mineral sector.

“Total return to shareholders for fiscal 2019 was $25.7 million through stock repurchases, dividends and debt reduction. This equates to an effective annualized yield of 11.3% for that period.”

HIGHLIGHTS FOR THE PERIODS ENDED SEPT. 30, 2019 AND SUBSEQUENT EVENTS

•

Recorded a net loss in fiscal 2019 of $40.7 million or $2.43 per share (due primarily to the non-cash impairment noted below), as compared to net income of $14.6 million or $0.86 per share in fiscal 2018. Adjusted pre-tax net income(1) in fiscal 2019 was $16.7 million or $1.00 per share, as compared to $5.8 million or $0.34 per share in fiscal 2018.

•

Adjusted EBITDA(1) grew 45% in fiscal 2019 to $37.6 million, as compared to $26.0 million in 2018, including a $19.0 million gain on asset sales in the adjusted EBITDA for the 2019 period. Adjusted EBITDA for the 2019 fourth quarter was $10.1 million, as compared to $5.6 million the 2018 fourth quarter.

•

Royalty interest oil, NGL and natural gas sales increased 5.0% to $14.0 million in fiscal 2019, as compared to $13.3 million for fiscal 2018. Royalty interest oil, NGL and natural gas volumes increased to 3,426,195 Mcfe in fiscal 2019, as compared to 3,387,074 in fiscal 2018.

•

Recorded a non-cash impairment of $76.8 million related to the removal of working interest PUD’s (mostly located in the Eagle Ford), which is consistent with the Company’s strategic decision to cease participating with a working interest on its leasehold and mineral assets going forward.

•	Reduced debt 31% from $51.0 million, as of Sept. 30, 2018, to $35.4 million, as of Sept. 30, 2019. Debt has been further reduced to $35.0 million, with $9.7 million of cash, as of Dec. 12, 2019.

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5400 N. Grand Blvd., Suite 300 ☒ Oklahoma City, OK 73112 ☒ Ph. (405) 948-1560 ☒ Fax (405) 948-2038

Panhandle Oil and Gas Inc.

Reports Fourth Quarter and Fiscal 2019 Results …cont.

•	Repurchased $7.5 million of stock during fiscal 2019 at an average price of $14.45 per share, of which $1.0 million was purchased in the fourth quarter.
•	Debt to adjusted EBITDA (TTM) ratio was 0.96x at Sept. 30, 2019.
•

The total capital returned to shareholders in fiscal 2019 was $25.7 million through stock repurchases, dividends and debt reduction. This equates to an effective annualized yield of approximately 11.3% for fiscal 2019(2).

•	On Nov. 14, 2019, Panhandle closed on the sale of 530 net mineral acres in Eddy County, N.M., for $3.4 million.
•

On Nov. 22, 2019, Panhandle signed a purchase agreement to acquire 704 net mineral acres in the core of the STACK for a purchase price of $9.65 million (subject to normal closing adjustments). The purchase is expected to close by the end of the calendar year and will be mostly funded with cash from our like-kind exchange sales.

(1)	This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.
(2)

Effective annualized yield is calculated based on the closing price of Panhandle’s common stock as reported on the NYSE as of Sept. 30, 2019, and may be different from the actual yield to any investor. Effective annualized yield is different from the cash return to shareholders because it includes items that are not realized in cash.

FINANCIAL HIGHLIGHTS

	Fourth Quarter Ended	Fourth Quarter Ended	Year Ended	Year Ended
	Sept. 30, 2019	Sept. 30, 2018	Sept. 30, 2019	Sept. 30, 2018
Working Interest Sales	$5,253,699	$8,549,466	$25,418,411	$35,055,167
Royalty Interest Sales	$2,941,962	$3,479,734	$13,991,625	$13,330,168
Oil, NGL and Natural Gas Sales	$8,195,661	$12,029,200	$39,410,036	$48,385,335

Lease Bonuses and Rental Income	$594,700	$500,542	$1,547,078	$1,580,997
Total Revenue	$15,728,084	$11,564,543	$66,035,685	$45,034,264

LOE per Mcfe	$1.27	$1.15	$1.21	$1.10
Production Tax per Mcfe	$0.13	$0.21	$0.18	$0.17
G&A Expense per Mcfe	$1.05	$0.71	$0.83	$0.60
Interest Expense per Mcfe	$0.17	$0.16	$0.19	$0.14
Total Expense per Mcfe (2)	$2.62	$2.23	$2.41	$2.01

DD&A per Mcfe	$2.50	$1.45	$1.76	$1.50

Impairment	$76,824,337	$-	$76,824,337	$-
Net Income	$(56,153,780)	$555,647	$(40,744,938)	$14,635,669
Adj. Pre-Tax Net Income (Loss) (1)	$2,650,922	$870,183	$16,690,239	$5,826,844
Adjusted EBITDA (1)	$9,470,758	$5,588,487	$36,882,611	$25,969,985

Cash Flow from Operations	$6,672,733	$5,285,992	$21,005,684	$26,943,894
CapEx - Drilling & Completing	$176,367	$3,847,038	$3,526,007	$11,590,135
CapEx - Mineral Acquisitions	$542,403	$10,361,092	$5,662,869	$11,327,371

Borrowing Base			$70,000,000	$80,000,000
Debt			$35,425,000	$51,000,000
Debt/Adjusted EBITDA (TTM) (1)			0.96	1.96

(1)	This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.
(2)	Excludes DD&A and Impairment

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Panhandle Oil and Gas Inc.

Reports Fourth Quarter and Fiscal 2019 Results …cont.

OPERATING HIGHLIGHTS

	Fourth Quarter Ended	Fourth Quarter Ended	Year Ended	Year Ended
	Sept. 30, 2019	Sept. 30, 2018	Sept. 30, 2019	Sept. 30, 2018
Mcfe Sold	2,555,085	2,940,276	10,359,509	12,271,708
Average Sales Price per Mcfe	$3.21	$4.09	$3.80	$3.94
Oil Barrels Sold	75,934	83,117	329,199	336,565
Average Sales Price per Barrel	$55.28	$64.74	$55.07	$61.75
Gas Mcf Sold	1,786,167	2,088,258	7,086,761	8,721,262
Average Sales Price per Mcf	$1.90	$2.52	$2.48	$2.49
NGL Barrels Sold	52,219	58,886	216,259	255,176
Average Sales Price per Barrel	$11.50	$23.53	$17.10	$23.14

FOURTH QUARTER 2019 RESULTS

Oil, NGL and natural gas revenue decreased 32% in the 2019 quarter as production decreased 13% and product prices decreased 22% relative to the 2018 quarter. The 2019 quarter included a $1.1 million gain on derivative contracts as compared to a $1.0 million loss for the 2018 quarter.

Total production decreased 13% in the 2019 quarter, as compared to the 2018 quarter. Total production decreased due to the natural decline of the production base and, to a lesser extent, the result of non-core marginal property divestitures in 2018 and 2019. This was partially offset by the production from new royalty and working interest wells. The oil production decrease was primarily due to natural decline partially offset by production from the new seven-well program in the Eagle Ford that came online in March of 2019 (election to participate was made in fiscal 2018, prior to the Company’s change in strategy) and the mineral acquisitions of Bakken oil-producing properties. The NGL production decrease is attributed to both natural production decline and operators electing to remove less NGL from the natural gas stream due to lower NGL prices. These decreases in the liquid-rich production from the prior year’s drilling program in the Anadarko Basin (STACK/SCOOP) and Eagle Ford Shale were partially offset by mineral acquisitions of producing properties in the Bakken. Decreased gas production was due to naturally declining production in the Arkoma STACK, Anadarko Basin Stack and, to a lesser extent, Fayetteville Shale.

The total production in the fourth quarter of 2018 was significantly higher due to our substantial 2017 drilling program in the Arkoma Woodford (8 wells), Anadarko Woodford (6 wells) and Eagle Ford (10 wells) shales, all of which began production in early 2018. Also, these wells had significantly higher than average NRIs and were producing at high rates during that time. As with virtually all horizontal wells, production from these wells experienced significant hyperbolic declines during their first year. Such declines, along with materially lower capital expenditures during fiscal 2018 and fiscal 2019, accounted for a significant portion of the Company’s production decline experienced in the 2019 comparable periods.

In the fourth quarter of 2019, the Company sold working interests in Martin County, Texas, and mineral acreage in Reagan, Upton, Loving, Martin, Ward and Reeves Counties, Texas, for a gain of $5,858,701. The Company had no asset sales in the 2018 quarter.

The 17% increase in total cost per Mcfe in the 2019 quarter, relative to the 2018 quarter was primarily driven by higher G&A and lower production as noted above. The G&A expense increase was due to a one-time severance with the Company’s former CEO. In regard to the LOE increase, in the 2018 quarter there was significant production from lower-cost wells (i.e., wells that have very high royalty interest in relation to their working interest). These wells had high initial production rates that drove the per Mcfe rate down across most expense categories. As expected, production on these wells declined in the 2019 quarter from their previous high rates.

The DD&A rate increase was principally due to the Company making the strategic decision at the end of fiscal 2019 to cease participating with a working interest on its mineral and leasehold acreage and to focus solely on growth through mineral acquisitions going forward. Based on this decision, the Company removed all working interest PUDs from the year-end 2019 reserve report which caused the DD&A rate to materially increase in the fourth quarter of 2019 as these volumes could no longer be used in the calculation of DD&A on our leasehold positions. This impact was noted predominantly on our Eagle Ford assets (approximate increase from previous quarters was $1.5 million). After the impairment on the Eagle Ford (noted below), we expect our DD&A rate going forward to be significantly lower.

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Panhandle Oil and Gas Inc.

Reports Fourth Quarter and Fiscal 2019 Results …cont.

Impairment was $76,824,337 in the fourth quarter of 2019. Impairment of $76,560,376 was recorded on our Eagle Ford assets. The remaining $263,961 of impairment was taken on various other assets. The impairment on the Eagle Ford assets was triggered by the Company making the strategic decision to cease participating with a working interest on its mineral and leasehold acreage going forward and, therefore, removing all working interest PUDs from the reserve reports. The removal of the PUDs caused the Eagle Ford assets to fail the step one test for impairment, as its undiscounted cash flows were not high enough to cover the book basis of the assets. These assets were written down to their fair market value as required by GAAP. No impairment was recorded during 2018.

The Company’s net income (loss) changed from net income of $0.6 million in the 2018 quarter to a net loss of $56.2 million in the 2019 quarter. The majority of the decrease was due to the non-cash impairment (as noted above), partially offset by gains on assets sales and derivative contracts. Adjusted pretax net income(1) was $2.7 million in the 2019 quarter, as compared to $0.9 million in the 2018 quarter.

(1)	This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

FISCAL YEAR 2019 RESULTS

Oil, NGL and natural gas revenue decreased 19% in 2019 as production decreased 16% and product prices decreased 4%, relative to 2018. Fiscal 2019 total revenues included a $19 million gain on asset sales and also included a $6.1 million gain on derivative contracts as compared to a $4.9 million loss on derivative contracts for 2018.

Total production decreased 16% in 2019, as compared to 2018. This decrease for 2019 was due to factors consistent with those discussed above. Panhandle also elected not to participate with a working interest in any wells proposed on its mineral acreage during 2019.

In 2019, the Company sold 975 net mineral and royalty acres for $19.5 million and recorded a net gain on sales of $18.7 million. These sales represented 0.34% of the Company’s total net mineral acreage position. Panhandle had owned these minerals for many years, and the minerals had minimal remaining cost basis; therefore, most of the proceeds were recorded as gains. However, these transactions were structured as like-kind exchanges offsetting mineral purchases; as a result, most income tax from the sales was deferred. In the 2018 period, the Company sold its working interest in several marginal properties in Oklahoma and Kansas for a loss of $0.7 million.

The 20% increase in total cost per Mcfe in 2019 relative to 2018 was primarily driven by higher G&A and lower overall production as noted above. G&A expense increased mainly due to a one-time severance with the Company’s former CEO and compensation expenses tied to retirement clauses and other employee changes. In regard to the LOE increase, in the 2018 period there were significant increases in production from lower cost wells (i.e., wells that have very high royalty interest in relation to their working interest). These wells had large initial production rates that drove the cost per Mcfe down across most expense categories. As expected, in the 2019 period, the production on these wells declined from the initial high rates, but the fixed costs on these wells have remained steady. Interest expense and production taxes were also influenced, respectively, by higher bank interest rates and a production tax rate increase in Oklahoma, which was implemented in the last quarter of 2018.

The Company’s net income (loss) changed from net income of $14.6 million in 2018 to a net loss of $40.7 million in 2019. The majority of the decrease was due to the non-cash impairment (as noted above), partially offset by gains on assets sales and derivative contracts. The Company’s net income for the 2018 period was also materially impacted by the Tax Cuts and Jobs Act enacted in December 2017. Without the impairment, pretax net income would have been $22.6 million in 2019, as compared to a pretax net income of $1.9 million 2018.

The Company generated excess free cash flow, enabling a return of $10.1 million to shareholders through dividend payments and stock repurchases, while also paying down $15.6 million of debt under the Company’s credit facility.

(1)	This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

OPERATIONS UPDATE

At Sept. 30, 2019, we had a total of 120 gross wells (0.64 net wells) in progress across our mineral position and 72 gross active permitted wells. As of Nov. 20, 2019, there were 20 rigs operating on Panhandle acreage and 52 rigs operating within 2.5 miles of Panhandle’s acreage.

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Panhandle Oil and Gas Inc.

Reports Fourth Quarter and Fiscal 2019 Results …cont.

		Bakken/
	SCOOP/	Three	Arkoma
	STACK	Forks	Stack	Permian	Fayetteville	Other	Total
As of 9/30/19:
Gross Wells in Progress on PHX Acreage	54	11	19	7	-	29	120
Net Wells in Progress on PHX Acreage	0.16	0.02	0.03	0.25	-	0.18	0.64
Gross Active Permits on PHX Acreage	24	16	4	19	-	9	72
As of 11/20/19:
Rigs Present on PHX Acreage	16	-	-	-	-	4	20
Rigs Within 2.5 Miles of PHX Acreage	37	7	4	-	-	4	52

Leasing Activity

During fiscal 2019, Panhandle leased 1,785 net mineral acres for an average bonus payment of $855 and an average royalty of 21%.

		Bakken/
	SCOOP/	Three	Arkoma
	STACK	Forks	Stack	Permian	Fayetteville	Other	Total
During Fiscal Year Ended 9/30/19:
Net Mineral Acres Leased	313	-	402	319	-	751	1,785
Average Bonus per Net Mineral Acre	$1,558	-	$395	$1,308	-	$347	$855
Average Royalty per Net Mineral Acre	23%	-	19%	23%	-	19%	21%

Eagle Ford Activity

Seven Eagle Ford Shale wells began production at the end of the second quarter (election to participate was made in fiscal 2018, prior to the Company’s change in strategy). The Company’s average working interest in this group of wells is 10.8% (8% net revenue interest), as the wells are located partially on the Company’s 16% working interest (12% net revenue interest) acreage and partially on acreage Panhandle does not own. Four of the seven wells were hit by an offset frac in September 2019. Three wells have recovered to pre-frac rates, the fourth well sustained mechanical issues that are being remedied. Consistent with Panhandle’s strategy to focus solely on minerals and royalties, the Company will not participate in the drilling of new wells in the Eagle Ford.

ACQUISITION AND DIVESTITURE UPDATE

During fiscal 2019, Panhandle purchased 790 net mineral acres with a significant producing component at an average price of $7,253 per acre and sold 890 predominantly undeveloped net mineral and non-participating royalty interest (NPRI) acres at an average price of $21,138 per acre.

		Bakken/
	SCOOP/	Three	Arkoma
	STACK	Forks	Stack	Permian	Fayetteville	Other	Total
During Fiscal Year Ended 9/30/19:
Net Mineral Acres Purchased	382	408	-	-	-	-	790
Price per Net Mineral Acre	$4,958	$9,400	-	-	-	-	$7,253
Net Mineral/NPRI Acres Sold	-	-	-	890	-	-	890
Price per Net Mineral/NPRI Acre	-	-	-	$21,138	-	-	$21,138

On Nov. 14, 2019, Panhandle closed on the sale of 530 net mineral acres in Eddy County, N.M., for $3.4 million.

On Nov. 22, 2019, Panhandle signed a purchase agreement to acquire 704 net mineral acres in Kingfisher, Canadian and Garvin Counties, Okla., for a purchase price of $9.65 million (subject to normal closing adjustments). The purchase is expected to close by the end of the calendar year and will be mostly funded with cash from our like-kind exchange sales.

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Panhandle Oil and Gas Inc.

Reports Fourth Quarter and Fiscal 2019 Results …cont.

RESERVES UPDATE

At Sept. 30, 2019, proved reserves were 106.4 Bcfe, as calculated by DeGolyer and MacNaughton, the Company’s independent consulting petroleum engineering firm. This was a 39% decrease, compared to the 173.6 Bcfe of proved reserves at Sept. 30, 2018. Total proved developed reserves decreased 19% to 89.4 Bcfe, as compared to Sept. 30, 2018, reserve volumes, mainly due to 2019 production and pricing and performance revisions. The performance revisions were principally due to lower performance of our high-interest Woodford natural gas wells drilled in 2017 in the Arkoma Stack and, to a lesser extent, lower performance of the Fayetteville Shale natural gas properties in Arkansas. Total proved undeveloped reserves decreased 46.9 Bcfe principally due to the Company implementing the new strategy of not participating with a working interest in future drilling programs, which resulted in the removal of undeveloped leasehold wells (including the Eagle Ford Shale wells) and lowering the net revenue interest on previously planned working interest wells on our mineral acreage to a royalty revenue interest only. SEC prices used for the Sept. 30, 2019, report averaged $2.48 per Mcf for natural gas, $54.40 per barrel for oil and $19.30 per barrel for NGL, compared to $2.56 per Mcf for natural gas, $62.86 per barrel for oil and $26.13 per barrel for NGL for the Sept. 30, 2018, report. These prices reflect net prices received at the wellhead.

BORROWING BASE

As is routine, our next scheduled borrowing base redetermination will be later in December 2019. Given the current commodity pricing environment and our strategic decision to remove all working interest proved undeveloped reserves from our reserve report, we anticipate a reduction in our borrowing base from its current level of $70 million. We do not know what the reduction will be at this time, but we do not expect that it will impact the liquidity needed to maintain our normal operating strategies.

FOURTH QUARTER EARNINGS CALL

Panhandle will host a conference call to discuss fourth quarter results at 5:00 p.m. EST on Dec. 12, 2019. Management’s discussion will be followed by a question and answer session with investors. To participate on the conference call, please dial 844-407-9500 (domestic) or 862-298-0850 (international). A replay of the call will be available for 14 days after the call. The number to access the replay of the conference call is 877-481-4010 and the PIN for the replay is 56823.

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Panhandle Oil and Gas Inc.

Reports Fourth Quarter and Fiscal 2019 Results …cont.

FINANCIALS

Statements of Operations

	Three Months Ended Sept. 30,		Year Ended Sept. 30,
	2019	2018	2019	2018
Revenues:
Oil, NGL and natural gas sales	$8,195,661	$12,029,200	$39,410,036	$48,385,335
Lease bonuses and rental income	$594,700	$500,542	$1,547,078	$1,580,997
Gains (losses) on derivative contracts	$1,079,022	$(965,199)	$6,105,145	$(4,932,068)
Gain on asset sales	$5,858,701	$0	$18,973,426	$0
	15,728,084	11,564,543	66,035,685	45,034,264
Costs and expenses:
Lease operating expenses	$3,246,717	$3,382,829	$12,488,425	$13,460,278
Production taxes	$337,598	$617,080	$1,902,636	$2,089,050
Depreciation, depletion and amortization	$6,375,878	$4,258,629	$18,196,583	$18,395,040
Provision for impairment	$76,824,337	$0	$76,824,337	$0
Interest expense	$443,958	$459,675	$1,995,789	$1,748,101
General and administrative	$2,683,811	$2,094,857	$8,565,243	$7,342,441
Loss on asset sales and other expense (income)	$206,565	$(8,174)	$288,610	$102,685
	90,118,864	10,804,896	120,261,623	43,137,595
Income (loss) before provision (benefit) for income taxes	(74,390,780)	759,647	(54,225,938)	1,896,669

Provision (benefit) for income taxes	$(18,237,000)	$204,000	$(13,481,000)	$(12,739,000)

Net income (loss)	$(56,153,780)	$555,647	$(40,744,938)	$14,635,669

Basic and diluted earnings (loss) per common share	$(3.35)	$0.04	$(2.43)	$0.86

Basic and diluted weighted average shares outstanding:
Common shares	16,362,493	16,761,420	16,575,160	16,746,928
Unissued, directors' deferred compensation shares	175,463	210,310	168,586	205,736
	16,537,956	16,971,730	16,743,746	16,952,664

Dividends declared per share of
common stock and paid in period	$0.04	$0.04	$0.16	$0.16

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Panhandle Oil and Gas Inc.

Reports Fourth Quarter and Fiscal 2019 Results …cont.

Balance Sheets

	Sept. 30, 2019	Sept. 30, 2018
Assets
Current assets:
Cash and cash equivalents	$6,160,691	$532,502
Oil, NGL and natural gas sales receivables (net of	4,377,646	7,101,629
allowance for uncollectable accounts)
Refundable income taxes	1,505,442	33,165
Derivative contracts, net	2,256,639	-
Other	177,037	578,880
Total current assets	14,477,455	8,246,176

Properties and equipment, at cost, based on
successful efforts accounting:
Producing oil and natural gas properties	354,718,398	427,448,584
Non-producing oil and natural gas properties	14,599,023	12,563,519
Other	1,722,080	1,529,770
	371,039,501	441,541,873
Less accumulated depreciation, depletion and amortization	(259,314,590)	(243,257,472)
Net properties and equipment	111,724,911	198,284,401

Investments	205,076	219,109
Derivative contracts, net	237,505	-
Total assets	$126,644,947	$206,749,686

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$665,160	$881,130
Derivative contracts, net	-	3,064,046
Accrued liabilities and other	2,433,466	1,791,950
Total current liabilities	3,098,626	5,737,126

Long-term debt	35,425,000	51,000,000
Deferred income taxes	5,976,007	18,088,007
Asset retirement obligations	2,835,781	2,809,378
Derivative contracts, net	-	349,970

Stockholders' equity:
Class A voting common stock, $0.01666 par value;
24,000,000 shares authorized, 16,897,306 issued at Sept. 30,
2019, and 16,896,881 issued at Sept. 30, 2018	281,509	281,502
Capital in excess of par value	2,967,984	2,824,691
Deferred directors' compensation	2,555,781	2,950,405
Retained earnings	81,848,301	125,266,945
	87,653,575	131,323,543
Less treasury stock, at cost; 558,051 shares at Sept. 30,
2019, and 145,467 shares at Sept. 30, 2018	(8,344,042)	(2,558,338)
Total stockholders' equity	79,309,533	128,765,205
Total liabilities and stockholders' equity	$126,644,947	$206,749,686

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Panhandle Oil and Gas Inc.

Reports Fourth Quarter and Fiscal 2019 Results …cont.

Condensed Statements of Cash Flows

	Year ended Sept. 30,
	2019	2018
Operating Activities
Net income (loss)	$(40,744,938)	$14,635,669
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	18,196,583	18,395,040
Impairment	76,824,337	-
Provision for deferred income taxes	(12,112,000)	(12,963,000)
Gain from leasing of fee mineral acreage	(1,546,298)	(1,520,262)
Proceeds from leasing of fee mineral acreage	1,565,649	1,564,225
Net (gain) loss on sale of assets	(18,730,197)	660,597
Common stock contributed to ESOP	372,274	382,174
Common stock (unissued) to Directors' Deferred Compensation Plan	272,491	301,715
Fair value of derivative contracts	(5,908,160)	3,930,175
Restricted stock awards	771,797	655,414
Other	19,085	6,326
Cash provided (used) by changes in assets and liabilities:
Oil, NGL and natural gas sales receivables	2,723,983	483,856
Refundable income taxes	(1,472,277)	456,780
Other current assets	21,116	57,752
Accounts payable	105,217	(140,600)
Other non-current assets	7,166	(62,295)
Accrued liabilities	639,856	100,328
Total adjustments	61,750,622	12,308,225
Net cash provided by operating activities	21,005,684	26,943,894

Investing Activities
Capital expenditures	(3,526,007)	(11,590,135)
Acquisition of minerals and overrides	(5,662,869)	(11,327,371)
Investments in partnerships	(1,648)	3,354
Proceeds from sales of assets	19,515,735	1,085,137
Net cash provided (used) by investing activities	10,325,211	(21,829,015)

Financing Activities
Borrowings under debt agreement	16,642,481	29,017,800
Payments of loan principal	(32,217,481)	(30,239,800)
Purchase of treasury stock	(7,454,000)	(1,219,228)
Payments of dividends	(2,673,706)	(2,698,940)
Net cash provided (used) by financing activities	(25,702,706)	(5,140,168)

Increase (decrease) in cash and cash equivalents	5,628,189	(25,289)
Cash and cash equivalents at beginning of year	532,502	557,791
Cash and cash equivalents at end of year	$6,160,691	$532,502

Supplemental Disclosure of Cash Flow Information
Interest paid (net of capitalized interest)	$2,031,762	$1,730,461
Income taxes paid (net of refunds received)	$103,279	$(232,782)

Supplemental Schedule of Noncash Investing and Financing Activities
Additions and revisions, net, to asset retirement obligations	$27,782	$17,216

Gross additions to properties and equipment	$9,248,415	$21,711,279
Net (increase) decrease in accounts payable for properties
and equipment additions	(59,539)	1,206,227
Capital expenditures and acquisitions	$9,188,876	$22,917,506

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Panhandle Oil and Gas Inc.

Reports Fourth Quarter and Fiscal 2019 Results …cont.

Proved Reserves

	Proved Reserves SEC Pricing
	Sept. 30, 2019	Sept. 30, 2018
Proved Developed Reserves:
Barrels of NGL	1,747,242	2,085,706
Barrels of Oil	1,863,096	2,334,587
Mcf of Gas	67,713,193	83,151,954
Mcfe (1)	89,375,221	109,673,712
Proved Undeveloped Reserves:
Barrels of NGL	226,038	848,484
Barrels of Oil	516,994	3,649,835
Mcf of Gas	12,560,713	36,910,082
Mcfe (1)	17,018,905	63,899,996
Total Proved Reserves:
Barrels of NGL	1,973,280	2,934,190
Barrels of Oil	2,380,090	5,984,422
Mcf of Gas	80,273,906	120,062,036
Mcfe (1)	106,394,126	173,573,708

10% Discounted Estimated Future
Net Cash Flows (before income taxes):
Proved Developed	$86,814,212	$125,915,804
Proved Undeveloped	23,581,427	78,657,354
Total	$110,395,639	$204,573,158
SEC Pricing
Oil/Barrel	$54.40	$62.86
Gas/Mcf	$2.48	$2.56
NGL/Barrel	$19.30	$26.13

Proved Reserves - Projected Future Pricing (2)

10% Discounted Estimated Future	Proved Reserves
Net Cash Flows (before income taxes):	Sept. 30, 2019	Sept. 30, 2018
Proved Developed	$99,204,697	$155,728,130
Proved Undeveloped	27,518,415	104,462,753
Total	$126,723,112	$260,190,883

(1) Crude oil and NGL converted to natural gas on a one barrel of crude oil or NGL equals six Mcf of natural gas basis
(2) Projected futures pricing as of Sept. 30, 2019, and Sept. 30, 2018, basis adjusted to Company wellhead price

*****MORE*****

Panhandle Oil and Gas Inc.

Reports Fourth Quarter and Fiscal 2019 Results …cont.

Hedge Position as of Dec. 12, 2019

Period	Product	Volume Mcf/Bbl	Swap Price	Collar Average Floor Price	Collar Average Ceiling Price
2020	Natural Gas	70,000		$2.20	$2.59
2020	Natural Gas	1,350,000	$2.78
2021	Natural Gas	30,000	$2.66

2019	Crude Oil	8,000		$60.00	$70.38
2019	Crude Oil	12,000	$57.91
2020	Crude Oil	48,000		$58.75	$66.79
2020	Crude Oil	72,000	$57.98

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our financial statements.

Adjusted EBITDA Reconciliation

Adjusted EBITDA is defined as net income (loss) plus interest expense, provision for impairment, depreciation, depletion and amortization of properties and equipment, including amortization of other assets, provision (benefit) for income taxes and unrealized (gains) losses on derivative contracts. We have included a presentation of adjusted EBITDA because we recognize that certain investors consider adjusted EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. Adjusted EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of adjusted EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to adjusted EBITDA for the periods indicated.

	Fourth Quarter Ended	Fourth Quarter Ended	Year Ended	Year Ended
	Sept. 30, 2019	Sept. 30, 2018	Sept. 30, 2019	Sept. 30, 2018
Net Income (Loss)	$(56,153,780)	$555,647	$(40,744,938)	$14,635,669
Plus:
Unrealized (gains) losses on derivatives	217,365	110,536	(5,908,160)	3,930,175
Income Tax Expense (Benefit)	(18,237,000)	204,000	(13,481,000)	(12,739,000)
Interest Expense	443,958	459,675	1,995,789	1,748,101
DD&A	6,375,878	4,258,629	18,196,583	18,395,040
Impairment	76,824,337	-	76,824,337	-
Former CEO Severance	668,883	-	668,883	-
Adjusted EBITDA	$10,139,641	$5,588,487	$37,551,494	$25,969,985

Adjusted Pre-Tax Net Income (Loss) Reconciliation

Adjusted pre-tax net income (loss) is defined as net income (loss) plus provision (benefit) for income taxes and unrealized (gains) losses on derivative contracts. We have included a presentation of adjusted pre-tax net income (loss) because we recognize that certain investors consider adjusted pre-tax net income (loss) a useful means of evaluating our financial performance. Adjusted pre-tax net income (loss) has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of adjusted pre-tax net income (loss) may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to adjusted pre-tax net income (loss) for the periods indicated.

*****MORE*****

Panhandle Oil and Gas Inc.

Reports Fourth Quarter and Fiscal 2019 Results …cont.

	Fourth Quarter Ended	Fourth Quarter Ended	Year Ended	Year Ended
	Sept. 30, 2019	Sept. 30, 2018	Sept. 30, 2019	Sept. 30, 2018
Net Income (Loss)	$(56,153,780)	$555,647	$(40,744,938)	$14,635,669
Plus:
Impairment	$76,824,337	$0	$76,824,337	$0
Unrealized (gains) losses on derivatives	217,365	110,536	(5,908,160)	3,930,175
Income Tax Expense (Benefit)	(18,237,000)	204,000	(13,481,000)	(12,739,000)
Adjusted Pre-Tax Net Income (Loss)	$2,650,922	$870,183	$16,690,239	$5,826,844

Panhandle Oil and Gas Inc. (NYSE: PHX) Oklahoma City-based, Panhandle Oil and Gas Inc. is an oil and natural gas mineral company with a strategy to proactively pursue the acquisition of additional minerals in our core areas of focus. Panhandle owns approximately 258,000 net mineral acres principally located in Oklahoma, North Dakota, Texas, New Mexico and Arkansas. Approximately 71% of this mineral count is unleased and undeveloped. Additional information on the Company can be found at www.panhandleoilandgas.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “anticipates,” “plans,” “estimates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Panhandle’s current views about future events. Forward-looking statements may include, but are not limited to, statements relating to: our future financial and operating results; our ability to execute our business strategies; estimations and the respective values of oil, NGL and natural gas reserves; the level of production on our properties and the future expenses associated therewith; projections and volatility of future realized oil and natural gas prices; planned capital expenditures associated with our mineral, leasehold and non-operated working interests; statements concerning anticipated cash flow and liquidity; and our strategy and other plans and objectives for future operations. Although Panhandle believes the expectations reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to be correct. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the Company’s management. Information concerning these risks and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on the Company's website or the SEC’s website at www.sec.gov.

Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

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